Exhibit 99.1

CA Technologies Reports Second Quarter Fiscal Year 2017 Results

  Solid Second Quarter Performance
  Second Quarter Revenue of $1,018 Million
  Second Quarter GAAP EPS of $0.50
  Second Quarter Non-GAAP EPS of $0.67
  Second Quarter Cash Flow Used in Continuing Operations of $58 Million

NEW YORK--(BUSINESS WIRE)--October 27, 2016--CA Technologies (NASDAQ:CA) today reported financial results for its second quarter fiscal 2017, which ended September 30, 2016.

Mike Gregoire, CA Technologies Chief Executive Officer, said:

“CA delivered solid second quarter results. We reported another quarter of revenue growth with strong margins and earnings, and we are making progress across a number of our key initiatives. Our product development and innovation engines are beginning to gain momentum, and we’re pleased with our improving customer experience metrics. At the same time, we recognize we still have work ahead of us. We continue to manage the business with thoughtful discipline, and I remain confident that we are moving the company in the right direction.

“At CA World next month we will welcome thousands of our customers and partners from around the globe. We look forward to demonstrating the transformational power of software, and the critical role it plays in driving today's new business models and strategies.”

FINANCIAL OVERVIEW

(dollars in millions, except share data)	Second Quarter FY17 vs. FY16
	FY17	FY16	% Change	% Change CC*
Revenue	$1,018	$1,005	1%	2%
GAAP Income from Continuing Operations	$212	$172	23%	24%
Non-GAAP Income from Continuing Operations*	$283	$247	15%	13%
GAAP Diluted EPS from Continuing Operations	$0.50	$0.39	28%	31%
Non-GAAP Diluted EPS from Continuing Operations*	$0.67	$0.56	20%	18%
Cash Flow (used in) provided by Continuing Operations	($58)	$43	(235)%	(239)%

* Non-GAAP income, Non-GAAP earnings per share and CC or Constant Currency are non-GAAP financial measures, as noted in the discussion of non-GAAP results below. A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release.

REVENUE AND BOOKINGS

(dollars in millions)	Second Quarter FY17 vs. FY16
	FY17	% of Total	FY16	% of Total	% Change	% Change CC*
North America Revenue	$690	68%	$677	67%	2%	2%
International Revenue	$328	32%	$328	33%	0%	1%
Total Revenue	$1,018		$1,005		1%	2%

North America Bookings	$479	66%	$1,173	85%	(59)%	(59)%
International Bookings	$250	34%	$210	15%	19%	18%
Total Bookings	$729		$1,383		(47)%	(47)%

Current Revenue Backlog	$2,945		$3,006		(2)%	(2)%
Total Revenue Backlog	$6,858		$6,614		4%	4%

*CC or Constant Currency is a non-GAAP financial measure, as noted in the discussion of non-GAAP results below. A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release.

  Total revenue increased as a result of an increase in software fees and other revenue, partially offset by decreases in professional services revenue and subscription and maintenance revenue. The increase in software fees and other revenue was primarily due to an increase in sales of enterprise solutions products recognized on an upfront basis and an increase in SaaS revenue, primarily from CA Agile Central products (acquired from Rally Software Development Corp. (Rally)).
  Total bookings decreased primarily due to a renewal with a large system integrator in excess of $500 million that occurred during the second quarter of fiscal 2016 and, to a lesser extent, a decrease in mainframe renewals.
  The Company executed a total of 11 license agreements with incremental contract values in excess of $10 million each, for an aggregate contract value of $209 million. During the second quarter of fiscal 2016, the Company executed a total of 11 license agreements with incremental contract values in excess of $10 million each, for an aggregate contract value of $887 million, including the aforementioned large system integrator transaction.
  The weighted average duration of subscription and maintenance bookings for the quarter was 2.99 years, compared with 4.46 years for the same period in fiscal 2016.

EXPENSES, MARGIN AND EARNINGS PER SHARE

(dollars in millions)	Second Quarter FY17 vs. FY16
	FY17	FY16	% Change	% Change CC**
GAAP
Operating Expenses Before Interest and Income Taxes	$698	$746	(6)%	(6)%
Operating Income Before Interest and Income Taxes	$320	$259	24%	25%
Diluted EPS from Continuing Operations	$0.50	$0.39	28%	31%
Operating Margin	31%	26%
Effective Tax Rate	30.7%	30.4%

Non-GAAP*
Operating Expenses Before Interest and Income Taxes	$608	$648	(6)%	(5)%
Operating Income Before Interest and Income Taxes	$410	$357	15%	13%
Diluted EPS from Continuing Operations	$0.67	$0.56	20%	18%
Operating Margin	40%	36%
Effective Tax Rate	28.5%	28.4%

*A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release. Year-over-year non-GAAP results exclude purchased software and other intangibles amortization, share-based compensation, amortization of internal software costs, Board approved workforce rebalancing initiatives and certain other gains and losses. The results also include gains and losses on hedges that mature within the quarter, but exclude gains and losses on hedges that do not mature within the quarter.

**CC or Constant Currency is a non-GAAP financial measure, as noted in the discussion of non-GAAP results below. A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release.

  GAAP and non-GAAP operating expenses decreased primarily due to decreases in personnel-related costs as a result of lower headcount and transaction costs associated with the fiscal 2016 acquisitions of Rally and Xceedium, Inc. (Xceedium) that occurred during the second quarter of fiscal 2016, partially offset by an increase in legal settlement expense related to a litigation matter reflected in other expenses, net. This increase in legal settlement expense is attributable to the Company entering into an agreement-in-principle to settle the previously disclosed litigation brought against the Company by the Department of Justice (DOJ) and an individual plaintiff relating to certain claims under the Company’s General Services Administration (GSA) schedule contract with the government. The settlement, which is for $45 million and admits no wrongdoing, is subject to the negotiation and execution of a definitive settlement agreement, and approval by the United States District Court.
  GAAP operating expenses were also affected by lower amortization expenses of capitalized software and other intangible assets.
  GAAP EPS was positively impacted by $0.10 from an improvement in GAAP operating margin primarily due to an overall decrease in GAAP operating expenses.
  Non-GAAP EPS was positively impacted by $0.07 from an improvement in non-GAAP operating margin primarily due to an overall decrease in non-GAAP operating expenses.

SELECTED HIGHLIGHTS FROM THE QUARTER

  CA Technologies has been positioned by Gartner, Inc. in the Leaders quadrant of its inaugural “Magic Quadrant for Application Release Automation.” (1)
  CA Technologies was named a Leader in the “The Forrester Wave™: Application Performance Management, Q3 2016.” (2)
  CA Technologies extended its DevOps portfolio with the acquisition of BlazeMeter, a leader in open source-based continuous application performance testing. BlazeMeter will seamlessly integrate with CA’s Continuous Delivery solutions to further improve testing efficiency and accelerate the deployment of applications. The deal closed earlier this month.

SEGMENT INFORMATION

(dollars in millions)	Second Quarter FY17 vs. FY16
	Revenue		% Change	% Change CC*	Operating Margin
	FY17	FY16			FY17	FY16
Mainframe Solutions	$550	$554	(1)%	(1)%	62%	62%
Enterprise Solutions	$393	$368	7%	8%	18%	3%
Services	$75	$83	(10)%	(9)%	3%	5%

*CC or Constant Currency is a non-GAAP financial measure, as noted in the discussion of non-GAAP results below. A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release.

  Mainframe Solutions revenue declined primarily due to insufficient revenue from prior period new sales to offset the decline in revenue contribution from renewals.
  Enterprise Solutions revenue increased primarily due to an increase in software fees and other revenue as described above. Operating margin increased primarily due to the transaction costs associated with the fiscal 2016 acquisitions of Rally and Xceedium that occurred during the second quarter of fiscal 2016.
  Services revenue decreased primarily due to a decline in professional services engagements from prior periods. This decline in professional services engagements is a result of several factors including our products being easier to install and manage, an increase in the use of partners for services engagements and the completion of non-strategic projects during previous periods. Operating margin decreased primarily due to the overall decline in professional services revenue.

CASH FLOW FROM OPERATIONS

  Cash flow used in operations for the second quarter of fiscal 2017 was $58 million, versus cash flow provided by operations of $43 million in the year-ago period. Cash flow from operations decreased compared with the year-ago period primarily due to a decrease in cash collections, as a result of lower single installment collections, and an increase in income tax payments, partially offset by a decrease in vendor disbursements and payroll.

CAPITAL STRUCTURE

  Cash and cash equivalents at September 30, 2016 were $2.585 billion.
  With $1.95 billion in total debt outstanding and $139 million in notional pooling, the Company’s net cash position was $496 million.
  In the second quarter of fiscal 2017, the Company repurchased 1.5 million shares of common stock for $50 million.
  As of September 30, 2016, the Company is currently authorized to purchase $650 million of its common stock under its current stock repurchase program.
  The Company distributed $107 million in dividends to shareholders.
  The Company’s outstanding share count at September 30, 2016 was 413 million.

OUTLOOK FOR FISCAL YEAR 2017

The Company updated its fiscal 2017 outlook for cash flow from continuing operations. This guidance update reflects the anticipated settlement of legal matters related to the agreement-in-principle for the GSA litigation described above. The following outlook contains "forward-looking statements" (as defined below) and assumes no material acquisitions.

The Company expects the following:*

  Total revenue to increase in a range of flat to plus 1 percent as reported and in constant currency, unchanged from previous guidance. At September 30, 2016 exchange rates, this translates to reported revenue of $4.03 billion to $4.07 billion.
  GAAP diluted earnings per share from continuing operations to increase in a range of 6 percent to 8 percent as reported and 2 percent to 5 percent in constant currency, unchanged from previous guidance. At September 30, 2016 exchange rates, this translates to reported GAAP diluted earnings per share from continuing operations of $1.88 to $1.93.
  Non-GAAP diluted earnings per share from continuing operations to increase in a range of 2 percent to 5 percent as reported and 1 percent to 3 percent in constant currency, unchanged from previous guidance. At September 30, 2016 exchange rates, this translates to reported non-GAAP diluted earnings per share from continuing operations of $2.49 to $2.54.
  Cash flow from continuing operations to change in a range of minus 3 percent to plus 1 percent as reported and in constant currency. At September 30, 2016 exchange rates, this translates to reported cash flow from continuing operations of $1.01 billion to $1.05 billion. Previous guidance was to increase in a range of 2 percent to 6 percent as reported and 1 percent to 5 percent in constant currency.

The Company expects a full-year GAAP operating margin of 29 percent and non-GAAP operating margin of 38 percent, unchanged from previous guidance.

The Company also expects a full-year GAAP and non-GAAP effective tax rate of between 28 percent and 29 percent, unchanged from previous guidance.

The Company anticipates approximately 411 million shares outstanding at fiscal 2017 year-end and weighted average diluted shares outstanding of approximately 414 million for the fiscal year.

*In the outlook section, certain non-material differences between growth rates and translated dollar amounts may arise from impact of rounding.

Webcast

This news release and the accompanying tables should be read in conjunction with additional content that is available on the Company’s website, including a supplemental financial package, as well as a conference call and webcast that the Company will host at 5:00 p.m. ET today to discuss its unaudited second quarter results. The webcast will be archived on the website. Individuals can access the webcast, as well as the press release and supplemental financial information at http://ca.com/invest or can listen to the call at 1-877-561-2748. The international participant number is 1-720-545-0044.

(1) Gartner, Inc., “Magic Quadrant for Application Release Automation,” Colin Fletcher, David Paul Williams, Laurie F. Wurster,
August 1, 2016.

The Gartner Report(s) described herein, (the "Gartner Report(s)") represent(s) research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc. ("Gartner"), and are not representations of fact. Each Gartner Report speaks as of its original publication date (and not as of the date of this Quarterly Report) and the opinions expressed in the Gartner Report(s) are subject to change without notice.

Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner's research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

(2) Forrester Research, Inc., “The Forrester Wave™: Application Performance Management, Q3 2016,” September 22, 2016

About CA Technologies

CA Technologies (NASDAQ: CA) creates software that fuels transformation for companies and enables them to seize the opportunities of the Application Economy. Software is at the heart of every business in every industry. From planning, to development, to management and security, CA is working with companies worldwide to change the way we live, transact, and communicate - across mobile, private and public cloud, distributed and mainframe environments. Learn more at www.ca.com.

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Non-GAAP Financial Measures

This news release, the accompanying tables and the additional content that is available on the Company's website, including a supplemental financial package, include certain financial measures that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Non-GAAP metrics for operating expenses, operating income, operating margin, income from continuing operations and diluted earnings per share exclude the following items: non-cash amortization of purchased software, internally developed software and other intangible assets; share-based compensation expense; charges relating to rebalancing initiatives that are large enough to require approval from the Company's Board of Directors and certain other gains and losses, which include the gains and losses since inception of hedges that mature within the quarter, but exclude gains and losses of hedges that do not mature within the quarter. The effective tax rate on GAAP and non-GAAP income from operations is the Company's provision for income taxes expressed as a percentage of pre-tax GAAP and non-GAAP income from continuing operations, respectively. These tax rates are determined based on an estimated effective full year tax rate, with the effective tax rate for GAAP generally including the impact of discrete items in the period in which such items arise and the effective tax rate for non-GAAP generally allocating the impact of discrete items pro rata to the fiscal year's remaining reporting periods. The non-GAAP effective tax rate is equal to the full year GAAP effective tax rate, therefore no adjustment is required on an annual basis. Non-GAAP adjusted cash flow from operations excludes payments associated with the fiscal 2014 Board-approved rebalancing initiative as described above and restructuring and other payments. Non-GAAP free cash flow excludes purchases of property and equipment. The Company presents constant currency information to provide a framework for assessing how the Company's underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than U.S. dollars are converted into U.S. dollars at the exchange rate in effect on the last day of the Company's prior fiscal year (i.e., March 31, 2016, March 31, 2015 and March 31, 2014, respectively). Constant currency excludes the impacts from the Company's hedging program. The constant currency calculation for annualized subscription and maintenance bookings is calculated by dividing the subscription and maintenance bookings in constant currency by the weighted average subscription and maintenance duration in years. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding these items, non-GAAP financial measures facilitate management's internal comparisons to the Company's historical operating results and cash flows, to competitors' operating results and cash flows, and to estimates made by securities analysts. Management uses these non-GAAP financial measures internally to evaluate its performance and they are key variables in determining management incentive compensation. The Company believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making. In addition, the Company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this news release to their most directly comparable GAAP financial measures, which are attached to this news release.

Cautionary Statement Regarding Forward-Looking Statements

The declaration and payment of future dividends by the Company is subject to the determination of the Company’s Board of Directors, in its sole discretion, after considering various factors, including the Company’s financial condition, historical and forecasted operating results, and available cash flow, as well as any applicable laws and contractual covenants and any other relevant factors. The Company’s practice regarding payment of dividends may be modified at any time and from time to time.

Repurchases under the Company’s stock repurchase program may be made from time to time, subject to market conditions and other factors, in the open market, through solicited or unsolicited privately negotiated transactions or otherwise. The program does not obligate the Company to acquire any particular amount of common stock, and it may be modified or suspended at any time at the Company’s discretion.

Certain statements in this news release (such as statements containing the words "believes," "plans," "anticipates," "expects," "estimates," "targets" and similar expressions relating to the future) constitute "forward-looking statements" that are based upon the beliefs of, and assumptions made by, the Company's management, as well as information currently available to management. These forward-looking statements reflect the Company's current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to achieve success in the Company’s business strategy by, among other things, ensuring that any new offerings address the needs of a rapidly changing market while not adversely affecting the demand for the Company’s traditional products or the Company’s profitability to an extent greater than anticipated, enabling the Company’s sales force to accelerate growth of sales to new customers and expand sales with existing customers, including sales outside of the Company’s renewal cycle and to a broadening set of purchasers outside of traditional information technology operations (with such growth and expansion at levels sufficient to offset any decline in revenue and/or sales in the Company’s Mainframe Solutions segment and in certain mature product lines in the Company’s Enterprise Solutions segment), effectively managing the strategic shift in the Company’s business model to develop more easily installed software, provide additional SaaS offerings and refocus the Company’s professional services and education engagements on those engagements that are connected to new product sales, without affecting the Company’s financial performance to an extent greater than anticipated, and effectively managing the Company’s pricing and other go-to-market strategies, as well as improving the Company’s brand, technology and innovation awareness in the marketplace; the failure to innovate or adapt to technological changes and introduce new software products and services in a timely manner; competition in product and service offerings and pricing; the ability of the Company’s products to remain compatible with ever-changing operating environments, platforms or third party products; global economic factors or political events beyond the Company’s control and other business and legal risks associated with non-U.S. operations; the failure to expand partner programs and sales of the Company’s solutions by the Company’s partners; the ability to retain and attract qualified professionals; general economic conditions and credit constraints, or unfavorable economic conditions in a particular region, business or industry sector; the ability to successfully integrate acquired companies and products into the Company’s existing business; risks associated with sales to government customers; breaches of the Company’s data center, network, as well as the Company’s software products, and the IT environments of the Company’s vendors and customers; the ability to adequately manage, evolve and protect the Company’s information systems, infrastructure and processes; the failure to renew license transactions on a satisfactory basis; fluctuations in foreign exchange rates; discovery of errors or omissions in the Company’s software products or documentation and potential product liability claims; the failure to protect the Company’s intellectual property rights and source code; access to software licensed from third parties; risks associated with the use of software from open source code sources; third-party claims of intellectual property infringement or royalty payments; fluctuations in the number, terms and duration of the Company’s license agreements, as well as the timing of orders from customers and channel partners; events or circumstances that would require the Company to record an impairment charge relating to the Company’s goodwill or capitalized software and other intangible assets balances; potential tax liabilities; changes in market conditions or the Company’s credit ratings; changes in generally accepted accounting principles; the failure to effectively execute the Company’s workforce reductions, workforce rebalancing and facilities consolidations; successful and secure outsourcing of various functions to third parties; and other factors described more fully in the Company’s other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should the Company’s assumptions prove incorrect, actual results may vary materially from the forward-looking information described herein as believed, planned, anticipated, expected, estimated, targeted or similarly identified. We do not intend to update these forward-looking statements, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Copyright © 2016 CA, Inc. All Rights Reserved. All other trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

Table 1
CA Technologies
Consolidated Statements of Operations
(unaudited)
(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
Revenue:	2016	2015	2016	2015
Subscription and maintenance	$824	$832	$1,650	$1,668
Professional services	75	83	152	162
Software fees and other	119	90	215	152
Total revenue	$1,018	$1,005	$2,017	$1,982
Expenses:
Costs of licensing and maintenance	$66	$70	$134	$136
Cost of professional services	73	78	148	149
Amortization of capitalized software costs	59	67	125	127
Selling and marketing	235	248	477	474
General and administrative	84	99	172	189
Product development and enhancements	136	151	284	287
Depreciation and amortization of other intangible assets	18	29	38	56
Other expenses, net	27	4	27	1
Total expenses before interest and income taxes	$698	$746	$1,405	$1,419
Income from continuing operations before interest and income taxes	$320	$259	$612	$563
Interest expense, net	14	12	29	21
Income from continuing operations before income taxes	$306	$247	$583	$542
Income tax expense	94	75	173	163
Income from continuing operations	$212	$172	$410	$379
Income from discontinued operations, net of income taxes	$-	$2	$-	$7
Net income	$212	$174	$410	$386

Basic income per common share:
Income from continuing operations	$0.50	$0.39	$0.98	$0.86
Income from discontinued operations	-	-	-	0.02
Net income	$0.50	$0.39	$0.98	$0.88
Basic weighted average shares used in computation	414	436	414	436

Diluted income per common share:
Income from continuing operations	$0.50	$0.39	$0.98	$0.86
Income from discontinued operations	-	-	-	0.02
Net income	$0.50	$0.39	$0.98	$0.88
Diluted weighted average shares used in computation	415	437	415	437

Table 2
CA Technologies
Condensed Consolidated Balance Sheets
(in millions)

	September 30,	March 31,
	2016	2016
	(unaudited)
Cash and cash equivalents	$2,585	$2,812
Trade accounts receivable, net	445	625
Other current assets	148	124
Total current assets	$3,178	$3,561

Property and equipment, net	$222	$242
Goodwill	6,083	6,086
Capitalized software and other intangible assets, net	662	795
Deferred income taxes	422	407
Other noncurrent assets, net	120	113
Total assets	$10,687	$11,204

Current portion of long-term debt	$4	$6
Deferred revenue (billed or collected)	1,790	2,197
Other current liabilities	614	691
Total current liabilities	$2,408	$2,894

Long-term debt, net of current portion	$1,946	$1,947
Deferred income taxes	3	3
Deferred revenue (billed or collected)	580	737
Other noncurrent liabilities	221	245
Total liabilities	$5,158	$5,826

Common stock	$59	$59
Additional paid-in capital	3,652	3,664
Retained earnings	6,771	6,575
Accumulated other comprehensive loss	(435)	(416)
Treasury stock	(4,518)	(4,504)
Total stockholders’ equity	$5,529	$5,378
Total liabilities and stockholders’ equity	$10,687	$11,204

Table 3
CA Technologies
Condensed Consolidated Statements of Cash Flows
(unaudited)
(in millions)
	Three Months Ended
	September 30,
	2016	2015
Operating activities from continuing operations:
Net income	$212	$174
Income from discontinued operations	-	(2)
Income from continuing operations	$212	$172
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	77	96
Deferred income taxes	(14)	(18)
Provision for bad debts	1	-
Share-based compensation expense	25	23
Other non-cash items	2	-
Foreign currency transaction losses	1	3
Changes in other operating assets and liabilities, net of effect of acquisitions:
(Increase) decrease in trade accounts receivable	(17)	3
Decrease in deferred revenue	(317)	(257)
Decrease in taxes payable, net	(45)	(25)
Increase in accounts payable, accrued expenses and other	11	24
Increase in accrued salaries, wages and commissions	18	17
Changes in other operating assets and liabilities	(12)	5
Net cash (used in) provided by operating activities - continuing operations	$(58)	$43
Investing activities from continuing operations:
Acquisitions of businesses, net of cash acquired, and purchased software	$-	$(610)
Purchases of property and equipment	(8)	(10)
Proceeds from sale of short-term investments	-	48
Net cash used in investing activities - continuing operations	$(8)	$(572)
Financing activities from continuing operations:
Dividends paid	$(107)	$(110)
Purchases of common stock	(50)	(65)
Notional pooling borrowings, net	7	13
Debt borrowings, net	-	399
Debt issuance costs	-	(3)
Exercise of common stock options	13	-
Other financing activities	-	5
Net cash (used in) provided by financing activities - continuing operations	$(137)	$239
Effect of exchange rate changes on cash	$12	$(70)
Net change in cash and cash equivalents - continuing operations	$(191)	$(360)
Cash provided by operating activities - discontinued operations	$-	$2
Net effect of discontinued operations on cash and cash equivalents	$-	$2
Decrease increase in cash and cash equivalents	$(191)	$(358)
Cash and cash equivalents at beginning of period	$2,776	$2,816
Cash and cash equivalents at end of period	$2,585	$2,458

Table 4
CA Technologies
Operating Segments
(unaudited)
(dollars in millions)

	Three Months Ended September 30, 2016				Six Months Ended September 30, 2016
	Mainframe Solutions (1)	Enterprise Solutions (1)	Services (1)	Total	Mainframe Solutions (1)	Enterprise Solutions (1)	Services (1)	Total

Revenue (2)	$550	$393	$75	$1,018	$1,101	$764	$152	$2,017
Expenses (3)	211	324	73	608	419	648	148	1,215
Segment profit	$339	$69	$2	$410	$682	$116	$4	$802
Segment operating margin	62%	18%	3%	40%	62%	15%	3%	40%

Segment profit				$410				$802
Less:
Purchased software amortization				38				81
Other intangibles amortization				4				9
Internally developed software products amortization				21				44
Share-based compensation expense				25				54
Other expenses, net (4)				2				2
Interest expense, net				14				29
Income from continuing operations before income taxes				$306				$583

	Three Months Ended September 30, 2015				Six Months Ended September 30, 2015
	Mainframe Solutions (1)	Enterprise Solutions (1)	Services (1)	Total	Mainframe Solutions (1)	Enterprise Solutions (1)	Services (1)	Total

Revenue (2)	$554	$368	$83	$1,005	$1,114	$706	$162	$1,982
Expenses (3)	212	357	79	648	423	647	150	1,220
Segment profit	$342	$11	$4	$357	$691	$59	$12	$762
Segment operating margin	62%	3%	5%	36%	62%	8%	7%	38%

Segment profit				$357				$762
Less:
Purchased software amortization				39				67
Other intangibles amortization				14				25
Internally developed software products amortization				28				60
Share-based compensation expense				23				45
Other (gains) expenses, net (4)				(6)				2
Interest expense, net				12				21
Income from continuing operations before income taxes				$247				$542

(1)	The Company’s Mainframe Solutions and Enterprise Solutions segments comprise its software business organized by the nature of the Company’s software offerings and the platform on which the products operate. The Services segment comprises product implementation, consulting, customer education and customer training, including those directly related to the Mainframe Solutions and Enterprise Solutions software that the Company sells to its customers.

(2)	The Company regularly enters into a single arrangement with a customer that includes mainframe solutions, enterprise solutions and services. The amount of contract revenue assigned to operating segments is generally based on the manner in which the proposal is made to the customer. The software product revenue is assigned to the Mainframe Solutions and Enterprise Solutions segments based on either: (1) a list price allocation method (which allocates a discount in the total contract price to the individual products in proportion to the list price of the product); (2) allocations included within internal contract approval documents; or (3) the value for individual software products as stated in the customer contract. The price for the implementation, consulting, education and training services is separately stated in the contract and these amounts of contract revenue are assigned to the Services segment. The contract value assigned to each operating segment is then recognized in a manner consistent with the revenue recognition policies the Company applies to the customer contract for purposes of preparing the Consolidated Financial Statements.

(3)	Segment expenses include costs that are controllable by segment managers (i.e., direct costs) and, in the case of the Mainframe Solutions and Enterprise Solutions segments, an allocation of shared and indirect costs (i.e., allocated costs). Segment-specific direct costs include a portion of selling and marketing costs, licensing and maintenance costs, product development costs and general and administrative costs. Allocated segment costs primarily include indirect and non-segment specific direct selling and marketing costs and general and administrative costs that are not directly attributable to a specific segment. The basis for allocating shared and indirect costs between the Mainframe Solutions and Enterprise Solutions segments is dependent on the nature of the cost being allocated and is either in proportion to segment revenues or in proportion to the related direct cost category. Expenses for the Services segment consist of cost of professional services and other direct costs included within selling and marketing and general and administrative expenses. There are no allocated or indirect costs for the Services segment.

(4)	Other (gains) expenses, net consists of costs associated with certain foreign exchange derivative hedging gains and losses, and other miscellaneous costs.

Table 5
CA Technologies
Constant Currency Summary
(unaudited)
(dollars in millions)

	Three Months Ended September 30,				Six Months Ended September 30,
	2016	2015	% Increase (Decrease) in $ US	% Increase (Decrease) in Constant Currency (1)	2016	2015	% Increase (Decrease) in $ US	% Increase (Decrease) in Constant Currency (1)

Bookings	$729	$1,383	(47)%	(47)%	$2,082	$2,045	2%	2%

Revenue:
North America	$690	$677	2%	2%	$1,359	$1,329	2%	2%
International	328	328	0%	1%	658	653	1%	2%
Total revenue	$1,018	$1,005	1%	2%	$2,017	$1,982	2%	2%

Revenue:
Subscription and maintenance	$824	$832	(1)%	(1)%	$1,650	$1,668	(1)%	(1)%
Professional services	75	83	(10)%	(9)%	152	162	(6)%	(6)%
Software fees and other	119	90	32%	34%	215	152	41%	43%
Total revenue	$1,018	$1,005	1%	2%	$2,017	$1,982	2%	2%

Segment Revenue:
Mainframe solutions	$550	$554	(1)%	(1)%	$1,101	$1,114	(1)%	(1)%
Enterprise solutions	393	368	7%	8%	764	706	8%	9%
Services	75	83	(10)%	(9)%	152	162	(6)%	(6)%

Total expenses before interest and income taxes:
Total non-GAAP (2)	$608	$648	(6)%	(5)%	$1,215	$1,220	0%	1%
Total GAAP	698	746	(6)%	(6)%	1,405	1,419	(1)%	0%

(1)	Constant currency information is presented to provide a framework for assessing how the Company's underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than U.S. dollars are converted into U.S. dollars at the exchange rate in effect on March 31, 2016, which was the last day of the prior fiscal year. Constant currency excludes the impacts from the Company's hedging program.

(2)	Refer to Table 7 for a reconciliation of total expenses before interest and income taxes to total non-GAAP operating expenses.

Certain non-material differences may arise versus actual from impact of rounding.

Table 6
CA Technologies
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(unaudited)
(dollars in millions)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
GAAP net income	$212	$174	$410	$386
GAAP income from discontinued operations, net of income taxes	-	(2)	-	(7)
GAAP income from continuing operations	$212	$172	$410	$379
GAAP income tax expense	94	75	173	163
Interest expense, net	14	12	29	21
GAAP income from continuing operations before interest and income taxes	$320	$259	$612	$563
GAAP operating margin (% of revenue) (1)	31%	26%	30%	28%

Non-GAAP adjustments to expenses:
Costs of licensing and maintenance (2)	$1	$1	$3	$3
Cost of professional services (2)	1	1	2	2
Amortization of capitalized software costs (3)	59	67	125	127
Selling and marketing (2)	9	8	19	16
General and administrative (2)	8	9	19	16
Product development and enhancements (2)	6	4	11	8
Depreciation and amortization of other intangible assets (4)	4	14	9	25
Other expenses (gains), net (5)	2	(6)	2	2
Total Non-GAAP adjustment to operating expenses	$90	$98	$190	$199
Non-GAAP income from continuing operations before interest and income taxes	$410	$357	$802	$762
Non-GAAP operating margin (% of revenue) (6)	40%	36%	40%	38%

Interest expense, net	14	12	29	21
GAAP income tax expense	94	75	173	163
Non-GAAP adjustment to income tax expense (7)	19	23	48	48
Non-GAAP income tax expense	$113	$98	$221	$211
Non-GAAP income from continuing operations	$283	$247	$552	$530

(1)	GAAP operating margin is calculated by dividing GAAP income from continuing operations before interest and income taxes by total revenue (refer to Table 1 for total revenue).

(2)	Non-GAAP adjustment consists of share-based compensation.

(3)	For the three month periods ending September 30, 2016 and 2015, non-GAAP adjustment consists of $38 million and $39 million of purchased software amortization and $21 million and $28 million of internally developed software products amortization, respectively. For the six month periods ending September 30, 2016 and 2015, non-GAAP adjustment consists of $81 million and $67 million of purchased software amortization and $44 million and $60 million of internally developed software products amortization, respectively.

(4)	Non-GAAP adjustment consists of other intangibles amortization.

(5)	Non-GAAP adjustment consists gains and losses since inception of hedges that mature within the quarter, but excludes gains and losses of hedges that do not mature within the quarter.

(6)	Non-GAAP operating margin is calculated by dividing non-GAAP income from continuing operations before interest and income taxes by total revenue (refer to Table 1 for total revenue).

(7)	The full year non-GAAP income tax expense is different from GAAP income tax expense because of the difference in non-GAAP income from continuing operations before income taxes. On an interim basis, this difference would also include a difference in the impact of discrete and permanent items where for GAAP purposes the effect is recorded in the period such items arise, but for non-GAAP such items are recorded pro rata to the fiscal year's remaining reporting periods.

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Certain non-material differences may arise versus actual from impact of rounding.

Table 7
CA Technologies
Reconciliation of GAAP to Non-GAAP
Operating Expenses and Diluted Earnings per Share
(unaudited)
(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
Operating Expenses	2016	2015	2016	2015

Total expenses before interest and income taxes	$698	$746	$1,405	$1,419

Non-GAAP operating adjustments:
Purchased software amortization	38	39	81	67
Other intangibles amortization	4	14	9	25
Internally developed software products amortization	21	28	44	60
Share-based compensation	25	23	54	45
Other expenses (gains), net (1)	2	(6)	2	2
Total non-GAAP operating adjustment	$90	$98	$190	$199

Total non-GAAP operating expenses	$608	$648	$1,215	$1,220

	Three Months Ended		Six Months Ended
	September 30,		September 30,
Diluted EPS from Continuing Operations	2016	2015	2016	2015

GAAP diluted EPS from continuing operations	$0.50	$0.39	$0.98	$0.86

Non-GAAP adjustments:
Purchased software amortization	0.09	0.09	0.19	0.15
Other intangibles amortization	0.01	0.03	0.02	0.06
Internally developed software products amortization	0.05	0.06	0.10	0.13
Share-based compensation	0.06	0.05	0.13	0.10
Other expenses (gains), net (1)	-	(0.01)	-	0.01
Tax effect of non-GAAP adjustments	(0.06)	(0.07)	(0.13)	(0.14)
Non-GAAP effective tax rate adjustments (2)	0.02	0.02	0.02	0.03
Total non-GAAP adjustment	$0.17	$0.17	$0.33	$0.34

Non-GAAP diluted EPS from continuing operations	$0.67	$0.56	$1.31	$1.20

(1)	Other expenses (gains), net consists of costs associated with certain foreign exchange derivative hedging gains and losses, and other miscellaneous costs.

(2)	The non-GAAP effective tax rate is equal to the full year GAAP effective tax rate, therefore no adjustment is required on an annual basis. On an interim basis, the difference in non-GAAP income tax expense and GAAP income tax expense relates to the difference in non-GAAP income from continuing operations before income taxes, and includes a difference in the impact of discrete and permanent items where for GAAP purposes the effect is recorded in the period such items arise but for non-GAAP purposes such items are recorded pro rata to the fiscal year's remaining reporting periods.

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Certain non-material differences may arise versus actual from impact of rounding.

Table 8
CA Technologies
Effective Tax Rate Reconciliation
GAAP and Non-GAAP
(unaudited)
(dollars in millions)

	Three Months Ended		Six Months Ended
	September 30, 2016		September 30, 2016
	GAAP	Non-GAAP	GAAP	Non-GAAP

Income from continuing operations before interest and income taxes (1)	$320	$410	$612	$802
Interest expense, net	14	14	29	29
Income from continuing operations before income taxes	$306	$396	$583	$773

Statutory tax rate	35%	35%	35%	35%

Tax at statutory rate	$107	$139	$204	$271
Adjustments for discrete and permanent items (2)	(13)	(26)	(31)	(50)
Total tax expense	$94	$113	$173	$221

Effective tax rate (3)	30.7%	28.5%	29.7%	28.6%

	Three Months Ended		Six Months Ended
	September 30, 2015		September 30, 2015
	GAAP	Non-GAAP	GAAP	Non-GAAP

Income from continuing operations before interest and income taxes (1)	$259	$357	$563	$762
Interest expense, net	12	12	21	21
Income from continuing operations before income taxes	$247	$345	$542	$741

Statutory tax rate	35%	35%	35%	35%

Tax at statutory rate	$86	$121	$190	$259
Adjustments for discrete and permanent items (2)	(11)	(23)	(27)	(48)
Total tax expense	$75	$98	$163	$211

Effective tax rate (3)	30.4%	28.4%	30.1%	28.5%

(1)	Refer to Table 6 for a reconciliation of income from continuing operations before interest and income taxes on a GAAP basis to income from continuing operations before interest and income taxes on a non-GAAP basis.

(2)	The effective tax rate for GAAP generally includes the impact of discrete and permanent items in the period such items arise, whereas the effective tax rate for non-GAAP generally allocates the impact of such items pro rata to the fiscal year's remaining reporting periods.

(3)	The effective tax rate on GAAP and non-GAAP income from continuing operations is the Company's provision for income taxes expressed as a percentage of GAAP and non-GAAP income from continuing operations before income taxes, respectively. The non-GAAP effective tax rate is equal to the full year GAAP effective tax rate. On an interim basis, the effective tax rates are determined based on an estimated effective full year tax rate after the adjustments for the impacts of certain discrete items (such as changes in tax rates, reconciliations of tax returns to tax provisions and resolutions of tax contingencies).

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Certain non-material differences may arise versus actual from impact of rounding.

Table 9
CA Technologies
Reconciliation of Projected GAAP Metrics to Projected Non-GAAP Metrics
(unaudited)

	Fiscal Year Ending
Projected Diluted EPS from Continuing Operations	March 31, 2017

Projected GAAP diluted EPS from continuing operations range	$1.88	to	$1.93

Non-GAAP adjustments:
Purchased software amortization	0.37		0.37
Other intangibles amortization	0.03		0.03
Internally developed software products amortization	0.19		0.19
Share-based compensation	0.26		0.26
Tax effect of non-GAAP adjustments	(0.24)		(0.24)
Total non-GAAP adjustment	$0.61		$0.61

Projected non-GAAP diluted EPS from continuing operations range	$2.49	to	$2.54

	Fiscal Year Ending
Projected Operating Margin	March 31, 2017

Projected GAAP operating margin		29%

Non-GAAP operating adjustments:
Purchased software amortization		4%
Other intangibles amortization		0%
Internally developed software products amortization		2%
Share-based compensation		3%
Total non-GAAP operating adjustment		9%

Projected non-GAAP operating margin		38%
Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.
Certain non-material differences may arise versus actual from impact of rounding.

CONTACT:
CA Technologies
Darlan Monterisi, 646-826-6071
Corporate Communications
darlan.monterisi@ca.com
or
Jennifer DiClerico, 212-415-6997
Corporate Communications
jennifer.diclerico@ca.com
or
Traci Tsuchiguchi, 650-534-9814
Investor Relations
traci.tsuchiguchi@ca.com
or
Robert Lung, 212-415-6908
Investor Relations
robert.lung@ca.com